EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-179843 and 333-188226 on Form S-3 and Registration Statement Nos. 333-139661 and 333-149106 on Form S-8 of Spectra Energy Corp of our report dated February 27, 2014, relating to the consolidated financial statements of DCP Midstream, LLC and subsidiaries (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph referring to the retrospective effect to new disclosure requirements regarding information related to balance sheet offsetting of assets and liabilities), appearing in this Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2013.
/s/    Deloitte & Touche LLP
Denver, Colorado
February 27, 2014